Exhibit 99.1

W.S. BADCOCK CORPoration

Financial Statements

June 30, 2021 and 2020

(With Independent Auditors’ Report Thereon)

W.S. BADCOCK CORPORATION

Table of Contents

Independent Auditors’ Report

The Stockholders

W.S. Badcock Corporation:

We have audited the accompanying financial statements of W.S. Badcock Corporation, which comprise the balance sheets as of June 30, 2021 and 2020, and the related statements of operations, comprehensive income, stockholders’ equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W.S. Badcock Corporation as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

August 31, 2021

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W.S. BADCOCK CORPORATION
Balance Sheets
June 30, 2021 and 2020

Assets	2021	2020
Current assets:
Cash	$108,719,766	1,905,033
Accounts receivable, less allowances for doubtful accounts and returns
of $75,264,870 at June 30, 2021 and $99,267,851 at June 30, 2020	420,551,377	452,209,494
Inventories, less reserves for LIFO and obsolescence of $33,191,000
at June 30, 2021 and $29,504,000 at June 30, 2020	85,430,369	85,454,651
Prepaid expenses and other current assets, less allowance for doubtful
notes of $2,031,752 at June 30, 2021 and $2,231,668 at June 30, 2020	2,845,208	4,279,291
Total current assets	617,546,720	543,848,469

Long-term portion of accounts receivable, less allowance for doubtful
accounts of $9,310,130 at June 30, 2021 and $19,944,149 at June 30, 2020	50,175,440	87,709,917
Property and equipment, net	113,444,191	120,102,152
Deferred income taxes, net	11,922,373	17,243,875
Other assets	12,865,555	12,232,198
Total assets	$805,954,279	781,136,611
Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$9,563,622	9,229,979
Accounts payable and accrued expenses	105,695,119	90,616,517
Accrued dealer commissions	9,084,779	6,046,332
Total current liabilities	124,343,520	105,892,828
Long-term debt, net of unamortized debt issuance costs and excluding	197,515,443	269,281,660
current installments
Other liabilities	19,496,254	27,896,301
Total liabilities	341,355,217	403,070,789
Stockholders’ equity:
Common stock:
Class A, voting, $100 par value. Authorized 5,000 shares;
issued and outstanding 4,400 shares at June 30, 2021
and 4,400 at June 30, 2020	440,000	440,000
Class B, non-voting, $1 par value. Authorized 350,000 shares;
issued and outstanding 190,400 shares at June 30, 2021
and 190,864 at June 30, 2020	190,400	190,864
Retained earnings	474,540,849	393,922,231
Accumulated other comprehensive loss	(10,572,187)	(16,487,273)
Total stockholders' equity	464,599,062	378,065,822
Commitments and contingencies
Total liabilities and stockholders' equity	$805,954,279	781,136,611

See accompanying notes to financial statements.

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W.S. BADCOCK CORPORATION
Statements of Operations
Years ended June 30, 2021 and 2020

	2021	2020
Revenue:
Merchandise sales	$704,935,723	657,599,248
Finance income	141,341,408	164,927,925
Other operating revenue	55,644,867	56,508,392
Total revenue	901,921,998	879,035,565
Costs of merchandise sales	389,396,683	376,237,143
Gross profit	512,525,315	502,798,422
Operating expenses:
Dealer commissions	179,120,119	172,560,255
Selling, general and administrative expenses	215,764,662	278,009,882
Total operating expenses	394,884,781	450,570,137
Operating income	117,640,534	52,228,285
Other income (expense):
Interest income	827,004	1,004,258
Interest expense	(13,730,925)	(20,200,933)
Other income	10,309,413	10,449,357
Total other expense, net	(2,594,508)	(8,747,318)
Income before provision for income taxes	115,046,026	43,480,967
Provision for income taxes	28,460,288	10,759,278
Net income	$86,585,738	32,721,689
Earnings per share of class A & B common stock, based on
weighted average shares outstanding of 195,031 for 2021 and
195,545 for 2020	$443.96	167.34

See accompanying notes to financial statements.

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W.S. BADCOCK CORPORATION
Statements of Comprehensive Income
Years ended June 30, 2021 and 2020

	2021	2020
Net income	$86,585,738	32,721,689
Other comprehensive income, before tax:
Cash flow hedges:
Net derivative gains (losses)	3,974,338	(11,767,811)
Reclassification adjustments to earnings	3,911,748	958,125
Other comprehensive income (loss), before deferred taxes:	7,886,086	(10,809,686)
Deferred taxes (benefits) related to items of other comprehensive income (loss)	1,971,000	(2,703,000)
Other comprehensive income (loss), net of deferred taxes (benefits)	5,915,086	(8,106,686)

Comprehensive income	$92,500,824	24,615,003

See accompanying notes to financial statements.

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W.S. BADCOCK CORPORATION
Statements of Stockholders’ Equity
Years ended June 30, 2021 and 2020

				Accumulated
	Class A	Class B		other	Total
	common	common	Retained	comprehensive	stockholders’
	stock	stock	earnings	income (loss)	equity
Balances as of June 30, 2019	$440,000	191,358	364,924,369	(8,380,587)	357,175,140
Net income	—	—	32,721,689	—	32,721,689
Change in fair value of derivatives, net of
deferred income taxes of $2,703,000	—	—	—	(8,106,686)	(8,106,686)
Cash dividend, $17.00 per share	—	—	(3,323,687)	—	(3,323,687)
Purchase and cancellation of shares,
$811.00 per share	—	(494)	(400,140)	—	(400,634)
Balances as of June 30, 2020	$440,000	190,864	393,922,231	(16,487,273)	378,065,822
Net income	—	—	86,585,738	—	86,585,738
Change in fair value of derivatives, net of
deferred income taxes of $1,971,000	—	—	—	5,915,086	5,915,086
Cash dividend, $18.00 per share	—	—	(3,514,752)	—	(3,514,752)
Special dividend, $10.00 per share	—	—	(1,952,640)	—	(1,952,640)
Purchase and cancellation of shares,
$1,078.00 per share	—	(464)	(499,728)	—	(500,192)
Balances as of June 30, 2021	$440,000	190,400	474,540,849	(10,572,187)	464,599,062

See accompanying notes to financial statements.

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W.S. BADCOCK CORPORATION
Statements of Cash Flows
Years ended June 30, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net income	$86,585,738	32,721,689
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for doubtful accounts and returns	62,096,966	124,095,523
Provision for doubtful notes receivable	(2,855,979)	(2,023,883)
Depreciation and amortization	12,264,241	13,179,459
Gain on disposal of property and equipment	119,920	(79,026)
Loss on impairment of property and equipment	240,100	2,026,423
Deferred income taxes, net	3,350,502	(2,611,609)
Increase in LIFO reserve	3,581,000	817,000
Changes in operating assets and liabilities:
Accounts receivable	7,095,628	(103,682,194)
Inventories, net	(3,556,718)	19,587,716
Prepaid expenses and other assets	1,423,447	918,894
Accounts payable and accrued expenses and other liabilities	16,224,384	19,306,855
Accrued dealer commissions	3,038,447	159,761
Net cash provided by operating activities	189,607,676	104,416,608

Cash flows from investing activities:
Proceeds from sale of property and equipment	158,615	621,754
Property and equipment acquisitions	(5,414,950)	(5,777,978)
Net collections on loans made to employees and dealers	2,233,259	454,088
Net cash used in investing activities	(3,023,076)	(4,702,136)

Cash flows from financing activities:
Proceeds from long-term debt	287,062,003	493,620,446
Payments on long-term debt	(359,204,542)	(589,962,991)
Capital stock repurchased	(500,192)	(400,634)
Dividends paid	(7,127,136)	(1,663,943)
Net cash used in financing activities	(79,769,867)	(98,407,122)
Net change in cash	106,814,733	1,307,350

Cash at beginning of year	1,905,033	597,683
Cash at end of year	$108,719,766	1,905,033
Supplemental schedule of disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,021,337	19,775,960
Income taxes, net of refunds	$30,485,460	5,813,443
Non-cash financing activities:
Dividends declared, but not yet paid	$—	1,659,744
(Gain) loss on hedged swaps	$(7,886,086)	10,809,686
Deferred taxes (benefits) on other comprehensive (income) loss	$1,971,000	(2,703,000)

See accompanying notes to financial statements.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business

W.S. Badcock Corporation (the Company) is a multi-state home furnishings distributor carrying a complete line of furniture, bedding, appliances and home entertainment items. Brand name merchandise is purchased from a variety of manufacturers and warehoused in the Company’s three distribution centers prior to being consigned to one of the Company’s corporate or dealer stores. The Mulberry, FL, LaGrange, GA, and Mebane, NC, distribution centers supply 68 corporate and 314 dealer home furnishings retail outlets doing business under the name “Badcock Home Furniture & more.” Dealers are independent businesspeople who operate one or more retail furniture stores under the Badcock name. The Company maintains ownership of the inventory and consigns it to the dealers to sell to the end customer. Under this concept of operation, the local dealer can combine the advantages of a large corporation with the flexibility of an independently operated retail outlet. Dealers are paid monthly commission based on completed sales. The Company also provides financing terms for those customers who wish to pay for their purchases over time. Credit granting and collection activities are largely centralized.

The Company’s revenue is affected by general economic conditions and the available discretionary income of consumers in the southeastern region of the United States.

(b)	Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the valuation allowances for receivables, inventories and deferred income tax assets, the carrying amounts of property and equipment, the valuation of derivative instruments, group health incurred but not reported (IBNR) claims, and contingencies.

(c)	Accounts Receivable

Accounts receivable consist primarily of customer receivables from revolving credit sales originated at the time of delivery of the product and service. The Company records the amount of principal and accrued interest on customer receivables in the balance sheet based on contractual terms.

Accounts receivable are recorded at the invoiced amount and usually bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance for doubtful accounts based on the overall aging and quality of total customer accounts receivable, historical write-off experience, existing economic conditions and management judgment. The Company reviews its allowance for doubtful accounts periodically. All balances are reviewed on a pooled basis and are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(d)	Inventories

Inventories consist of merchandise held for resale and are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for furniture, appliances and accessories. Cost is determined by the first-in, first-out (FIFO) method for electronics. In total, approximately 92% and 93% of inventories were valued using the LIFO method as of June 30, 2021 and 2020, respectively. To properly state the necessary LIFO reserve, the Company has recorded additional provisions of $3,581,000 and $817,000 during the years ended June 30, 2021 and 2020, respectively, which are included in the costs of merchandise sales.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(e)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. As of June 30, 2021 and 2020, there are no uncertain tax positions recorded in the financial statements.

(f)	Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with Accounting Standards Codification (ASC) 815-10, Derivative and Hedging, as amended, and applies the simplified hedge accounting approach for receive-variable, pay-fixed interest rate swaps. In accordance with ASC 815-10, the Company records all derivative instruments on the balance sheet at their respective settlement value. Herein, references to fair value of derivative instruments are their settlement value.

Changes in the fair value of derivatives that are highly effective and are designated and qualify as cash-flow hedges are recorded as a component of other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are not designated and do not qualify as cash-flow hedges are reported in current period earnings. The Company would discontinue hedge accounting prospectively if it determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

(g)	Property and Equipment

Property and equipment are recorded at cost. Depreciation on property and equipment, other than buildings and leasehold improvements, is calculated using the straight-line method over the estimated useful lives of the assets, generally three to eight years. Buildings are generally depreciated over 39 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(h)	Impairment of Long-Lived Assets

Long-lived assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company recorded impairment charges of approximately $240,000 and $2,026,000 during the years ended June 30, 2021 and 2020, respectively.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

Assets to be disposed of are separately presented in the balance sheet in other assets, reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company had no assets held for sale as of June 30, 2021 and 2020.

(i)	Capitalized Software Costs

Capitalized software, which is included in equipment and fixtures as a component of property and equipment, is recorded at cost less accumulated amortization. Capitalized software is amortized using the straight-line method over estimated useful lives ranging from three to seven years. The gross cost of capitalized software as of June 30, 2021 and 2020 amounted to approximately $16.8 million and $16.2 million, respectively. Accumulated amortization as of June 30, 2021 and 2020 amounted to approximately $15.1 million and $14.1 million, respectively. Amortization expense associated with capitalized software amounted to approximately $1.0 million and $1.5 million during the years ended June 30, 2021 and 2020, respectively, and is included in selling, general and administrative expenses.

(j)	Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs, are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(k)	Revenue Recognition

Effective July 1, 2020, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers using the modified retrospective method applied to those contracts that were not completed as of July 1, 2020, with no restatement of comparative periods. Upon adoption, the Company was required to recognize revenue using the following comprehensive model: (1) identify contracts with customers, (2) identify the performance obligations in such contracts, (3) determine transaction price, (4) allocate the transaction price to the performance obligations, and (5) recognize revenue as each performance obligation is satisfied. The details of our current revenue recognition policy, as well as the changes if any due to ASC Topic 606, are described below.

The Company has the following material revenue streams: the sale of products (e.g. furniture, mattresses, appliances, electronics) including delivery; the sale of third party warranty and insurance programs, including retrospective income; and interest income and late fees generated from the financing of point of sale transactions. Interest income and late fees related to our customer accounts receivable balance meet scope exceptions of ASC 606 and are therefore not impacted by the adoption of this standard. They are included in revenue as earned and finance charges applicable to customer accounts receivable are calculated on the outstanding average daily balance using the effective interest rate method. For our no-interest option programs, as a practical expedient acceptable under ASC 606, we do not adjust for the time value of money.

Sale of products including delivery: The Company has a single performance obligation associated with these contracts: the delivery of the product to the customer, at which point control transfers. Revenue for the sale of products is recognized at the time of delivery, net of any adjustments for sales incentives such as discounts. Until delivery, any consideration received from the customer is recognized as a deposit liability. Contra-revenue for the return of products is recognized at the time of return.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

Sale of third-party warranty and insurance programs, including retrospective income: We sell appliance warranty, furniture protection and credit insurance contracts on behalf of unrelated third parties. The Company has a single performance obligation associated with these contracts: the delivery of the product to the customer, at which point control transfers. Warranty commissions, which are included in other operating revenue, are recognized upon delivery of the product and amounted to approximately $26.2 million and $29.1 million during the years ended June 30, 2021 and 2020, respectively. Insurance commissions, which are included in finance income, are calculated as a percentage of premiums and the premiums are calculated on outstanding average daily balances of customer accounts receivable using the effective interest rate method. We receive retrospective commissions from the third-party providers of the warranty and insurance programs. These commissions are paid if claims are less than an agreed amount of earned premiums and are recognized when earned.

ASC 606 requires disaggregation of revenue recognized from contracts with customers to depict how the nature, amount, timing and uncertainty of revenue is affected by economic factors. The Company has concluded that the disaggregated financial information presented in the statements of operations adequately addresses the requirements of ASC 606 for a non-public entity, given the supplemental revenue information directly available to financial statement users from management.

The adoption of ASC 606 does not have a material impact on the financial statements for the year ended June 30, 2021, and no comparative financial statements are presented. We have evaluated our internal control framework and there are no changes required in our internal controls over financial reporting as a result of the adoption of ASC 606.

(l)	Delivery Revenue and Costs

Delivery and set up charges to customers are included in other operating revenue and amounted to approximately $29.5 million and $27.6 million during the years ended June 30, 2021 and 2020, respectively. The costs associated with delivery and set up are included in selling, general and administrative expenses for corporate stores and dealer commissions for dealer stores.

(m)	Advertising

The Company expenses the production costs of television advertising over the promotion period. The Company expenses the costs of promotional inserts mailed to the public over the period the promotions cover, generally two weeks, on a straight-line basis. Advertising costs amounted to approximately $32.7 million and $35.8 million during the years ended June 30, 2021 and 2020, respectively, and are included in selling, general and administrative expenses.

(n)	Employee Benefit Plan

The Company has a qualified, defined-contribution retirement plan that provides benefits to employees who have completed 60 days of continuous service or completed one year of service. The plan is a 401(k) plan with employee salary deferral contributions and matching contributions by the Company. The Company’s matching contributions to the plan, which are made at the time of deferral by the employee, amounted to approximately $844,000 and $834,000 during the years ended June 30, 2021 and 2020, respectively, and are included in selling, general and administrative expenses.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(o)	Fair Value Measurements

ASC 820-10, Fair Value Measurements and Disclosures defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements on a recurring and non-recurring basis. As of June 30, 2021, the Company had derivative instruments that were recorded at fair value on a recurring basis. Fair value of the instruments was determined using significant other observable inputs (Level 2).

(2)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The derivative assets and liabilities resulting from interest rate swaps are reflected in the balance sheet at fair market value and are based on estimates obtained from financial institutions (other observable inputs (Level 2)).

(3)	Accounts Receivable

Amounts financed under Company credit programs were, as a percent of net merchandise sales, approximately 61.4% and 71.1% during the years ended June 30, 2021 and 2020, respectively. Accounts receivable, which include accrued interest, are shown net of the allowances for doubtful accounts and returns. Accounts receivable vary as to payment terms (generally 180 days to two years) and interest rates (0% to 26%) and are collateralized by the merchandise sold.

Based on contractual terms as of June 30, 2021 and 2020, the Company has recorded the principal amount of customer receivables expected to be collected within the next twelve months in current assets with the remaining balance in long-term assets on the balance sheet.

The Company places accounts in non-accrual status when the account reaches its established non-payment parameters. Payments received on non-accrual accounts will be applied to the principal amount of the receivable. Interest income accrual is only resumed on these accounts when a legally mandated settlement or sufficient payments are received from the customer. Delinquent accounts are generally written off after the passage of twelve months without receiving a payment of any kind. The aggregate amount of the Company’s accounts receivable more than sixty days contractually delinquent was approximately $75.2 million and $101.0 million as of June 30, 2021 and 2020, respectively.

The Company provides an allowance for doubtful accounts that considers the overall aging and quality of total customer accounts receivable, historical write-off experience, existing economic conditions and management judgment. The Company assesses the adequacy of the allowance account periodically. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers in the Company’s accounts receivable base and their dispersion across eight states in the southeastern part of the United States.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

The activity in the allowances for doubtful accounts and returns for the years ended June 30, 2021 and 2020 was as follows:

	2021	2020
	(In thousands)
Balance at beginning of year	$119,212	107,061
Additions charged to expense	62,097	124,096
Write-offs	(96,734)	(111,945)
Balance at end of year	$84,575	119,212

(4)	Income Taxes

Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 21.0% for the years ended June 30, 2021 and 2020 to income before provision for income taxes as a result of the following:

	2021		2020
	(Dollars in thousands)
Statutory federal income tax rate	$24,160	21.0%	9,162	21.0%
State income taxes, net of federal
income tax benefit	4,195	3.6%	1,488	3.4%
Other, net	105	0.1%	109	0.3%

Total income tax expense	$28,460	24.7%	10,759	24.7%

Total income taxes for the years ended June 30, 2021 and 2020 were allocated as follows:

	2021	2020
	(In thousands)
Total income tax expense	$28,460	10,759
Stockholders’ equity, for unrealized gains (losses) on
derivative instruments	1,971	(2,703)
	$30,431	8,056

13

W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

The components of the provision for income taxes for the years ended June 30, 2021 and 2020 were as follows:

	2021	2020
	(In thousands)
Federal - current	$20,599	11,017
State - current	4,511	2,354
Total current	25,110	13,371

Federal - deferred	2,719	(2,241)
State - deferred	631	(371)
Total deferred	3,350	(2,612)
Total provision for income taxes	$28,460	10,759

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of June 30, 2021 and 2020 are presented below:

	2021	2020
	(In thousands)
Deferred tax assets:
Accounts receivable, principally due to allowance
for doubtful accounts and returns	$13,941	19,605
Inventories, principally due to additional costs
inventoried for tax purposes	784	955
Accrued liabilities, not deductible until paid	1,658	1,824
Derivatives, not deductible until realized, net	3,435	5,406
Compensation-related liabilities
not deductible until paid	1,286	871
Total deferred tax assets	21,104	28,661
Deferred tax liabilities:
Property and equipment, principally due to
differences in depreciation	(6,867)	(7,965)
Deferred revenue for tax purposes	(2,315)	(3,452)
Net deferred tax assets	$11,922	17,244

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

14

W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(5)	Derivative Instruments and Hedging Activities

The Company uses interest-rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable rate debt instruments. By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk.

Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, the Company is not exposed to the counterparty’s credit risk in those circumstances. The Company minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties. The derivative instruments entered into by the Company do not contain credit-risk-related contingent features.

Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates, currency exchange rates or commodity prices. The Company assesses interest rate risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate risk attributable to both the Company’s outstanding and forecasted debt obligations as well as the Company’s offsetting hedge positions.

Under the terms of the interest rate swaps, the Company receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed rate debt for the notional amount of its debt hedged. The Company has entered into swap agreements to hedge its revolving credit facility and real estate mortgages. The total notional amount of the Company’s outstanding interest rate swap agreements that were entered into for the purpose of hedging outstanding debt obligations was approximately $181.1 million and $183.8 million for June 30, 2021 and 2020, respectively.

Changes in the fair value of interest rate swaps designated as hedging instruments that offset effectively the variability of cash flows associated with variable rate, long-term debt obligations are reported in accumulated other comprehensive income. These amounts are subsequently reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings.

Cash flow hedge ineffectiveness arises from differences between the terms of the interest rate swap and the hedged debt obligation. The Company determined there to be no cash flow hedge ineffectiveness for the years ended June 30, 2021 and 2020.

As of June 30, 2021, an estimated $3.9 million of deferred losses on derivative instruments accumulated in other comprehensive income is expected to be reclassified to earnings during the next twelve months.

Transactions and events expected to occur over the next twelve months that will necessitate reclassifying these derivatives’ losses to earnings include the settlement of amounts owed and the re-pricing of variable interest rates. There were no discontinued cash flow hedges for the years ended June 30, 2021 and 2020.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

The fair values of derivative instruments held as of June 30, 2021 and 2020 were as follows:

	Financial statement	Fair value
	location	2021	2020
Derivatives designated as hedging		(In thousands)
instruments under ASC Topic 815:
Interest rate contracts	Other liabilities	$(14,035)	$(21,922)
Total derivatives designated as
hedging instruments under
ASC Topic 815		$(14,035)	$(21,922)

The effect of derivative instruments on the statement of operations for the years ended June 30, 2021 and 2020 is presented below:

Derivatives in ASC	Amount of gain (loss)		Location of loss	Amount of loss
Topic 815	recognized in OCI on		reclassified	reclassified
cash flow hedging	derivatives		from AOCI into	from AOCI into income
relationships	(effective portion)		income	(effective portion)
	2021	2020		2021	2020
	(In thousands)			(In thousands)

Interest rate contracts	$3,974	(11,768)	Interest expense	$(3,912)	(958)

(6)	Property and Equipment

Property and equipment consist of the following as of June 30, 2021 and 2020:

	2021	2020
	(In thousands)
Land	$19,949	19,960
Buildings and leasehold improvements	135,129	134,988
Equipment and fixtures	87,839	85,800
Construction in progress	1,511	606
Total property and equipment	244,428	241,354
Less accumulated depreciation	130,984	121,252
Property and equipment, net	$113,444	120,102

Depreciation expense for all property and equipment was approximately $11.6 million and $12.5 million during the years ended June 30, 2021 and 2020, respectively.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(7)	Leases

The Company has non-cancelable operating leases, primarily for buildings, that generally expire over the next ten years. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Certain building leases contain escalation clauses for increased rent, taxes and operating expenses. Lease expense is recognized on a straight-line basis over the life of the lease, and the difference between amounts paid and amounts expensed is recorded in the balance sheet as deferred rent. Rental expense for all operating leases was approximately $15.2 million and $15.7 million during the years ended June 30, 2021 and 2020, respectively, and is included in selling, general and administrative expenses.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2021, are:

Operating
leases
Year ending June 30:	(In thousands)
2022	$13,898
2023	12,350
2024	9,691
2025	7,601
2026	5,835
2027 and thereafter	7,711
Total minimum lease payments	$57,086

(8)	Other Assets

Other assets consist of the following as of June 30, 2021 and 2020:

	2021	2020
	(In thousands)
Cash surrender value of life insurance	$1,790	2,007
Premium advances to related parties on Company-owned
split-dollar life insurance policies (note 11)	2,752	2,701
Notes receivable at 0% to 8%, less allowance for doubtful notes
of $4,969,933 at June 30, 2021 and $7,625,995 at June 30, 2020	1,299	1,114
Notes receivable from related parties at 0% to 8% (note 11)	6,356	5,809
Other assets	669	601
Total other assets	$12,866	12,232

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(9)	Long-Term Debt

Long-term debt consists of the following as of June 30, 2021 and 2020:

	2021	2020
	(In thousands)

$350,000,000 revolving credit facility payable to banks dated
June 26, 2018 (see below). These notes mature on
June 26, 2023.	$120,000	182,846

Note payable to bank dated March 6, 2013, with monthly payments of principal (amortizing over 20 years) plus interest equal to one month LIBOR plus 2.5% (2.58% as of June 30, 2021). This
note matures on March 6, 2023 and is secured by real estate.	13,905	14,786

Note payable dated March 27, 2015, with monthly
payments of principal (amortizing over 20 years) plus interest equal to one month LIBOR plus 2.5% (2.59% as of June 30, 2021).
This note matures on March 27, 2026 and is secured by real estate.	11,408	11,929

Note payable to bank dated March 23, 2018, with monthly payments of principal (amortizing over 20 years) plus interest equal to one month LIBOR plus 2.25% (2.35% as of June 30, 2021). This
note matures on March 23, 2038 and is secured by real estate.	35,749	37,040

Notes payable to former stockholders dated April 28, 2017, with monthly payments of principal plus interest equal to 2.78%. These
notes mature on April 27, 2027.	15,505	17,919

Various notes payable with interest rates of 6% to 8%	12,622	16,811
Total long-term debt	209,189	281,331
Less unamortized debt issuance costs	2,110	2,819
Less current installments of long-term debt	9,564	9,230
Long-term debt, net of unamortized debt issuance costs and	$197,515	269,282
excluding current installments

Debt issuance costs are a deduction from debt liabilities and the amortization of debt issuance costs is included in interest expense.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

The aggregate maturities of long-term debt for each of the five years subsequent to June 30, 2021 and thereafter are as follows:

Aggregate
maturities
Year ending June 30:	(In thousands)
2022	$9,564
2023	141,915
2024	8,085
2025	5,667
2026	13,554
2027 and thereafter	30,404
Total aggregate maturities of long-term debt	$209,189

Revolving Credit Agreement

The Company entered into a $350 million credit facility in June 2018. Under the facility, the Company may borrow up to 57% of eligible accounts receivable. The ineligible accounts are primarily those that are more than 60 days contractually delinquent. In addition, the Company may borrow up to 50% of eligible inventory or $50.0 million, whichever is less. Based on the calculated borrowing base, total availability to the Company as determined under the terms of the facility was $274.0 million as of June 30, 2021. The facility contains various other covenants including but not limited to requirements for a Total Adjusted Debt to Earnings before Interest, Tax, Depreciation, Amortization and Rent Ratio, a Fixed Charge Coverage Ratio, a Collateral Performance Indicator and Minimum Cash Collections. Management believes the Company is in compliance with the various covenants.

The basis of interest, percent of debt and interest rate as of June 30, 2021 for the revolving credit facilities were as follows:

Basis of interest	Dollars Outstanding	Percent of debt	Rate as of June 30, 2021
	(In thousands)

3-Month LIBOR + 2.25%	$120,000	100.00%	2.43%

	$120,000	100.00%

Substantially all the assets of the Company, except for property and equipment, secure the revolving credit facility.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

Mortgage Loan Agreements

The Company is party to a $20.1 million mortgage loan agreement collateralized by its Mulberry, FL, and Mebane, NC, distribution centers. The maturity date of the loan is March 6, 2023, although the payments are amortized over a twenty-year term. Debt under this loan agreement was borrowed on a floating rate basis, primarily at LIBOR plus 2.5%. The payment dates as stipulated in the loan agreement are monthly. The LIBOR reset dates are stipulated to be the first business day after the monthly payment is due.

In March 2015, the Company closed on a $13.9 million construction loan agreement. This loan agreement is collateralized by the Company’s LaGrange, GA, distribution center. The maturity date of the loan is March 27, 2026, although the payments are amortized over a twenty-year term. Interest payments are due monthly on a floating rate basis, primarily at LIBOR plus 2.5%. The LIBOR reset dates are stipulated to be the first business day after the monthly payment is due.

In December 2015, the construction loan was amended to allow for the Company to enter into a tax savings agreement with the Development Authority of LaGrange (“Authority”). The details of the agreement with the Authority are as follows: (1) the Company entered into a Payment In Lieu Of Taxes (PILOT) agreement with the Authority in which the Company sold the land, building and equipment related to the LaGrange, GA, distribution center to the Authority; (2) the Authority authorized the issuance of a revenue bond up to $30.0 million in exchange for holding legal title to the LaGrange, GA, assets; (3) the Company entered into an agreement with the Authority to lease the LaGrange, GA, assets back through December 1, 2026; and (4) the Company agreed to purchase the bond as issued and not resell it.

The revenue bond is due December 1, 2026 and bears an interest rate of 6.0% that is payable annually solely from the Company’s lease payments. The Company’s lease provides for annual payments sufficient to pay the interest on the revenue bond and the Company will make the required lease payments directly to itself to satisfy the payments that are due from the revenue bond. The agreement also grants the Company the option to purchase the LaGrange, GA, assets at any time for $100, provided that the Company retires the revenue bond upon exercising the purchase option. The agreement also requires the purchase and retirement of the revenue bond at the end of the lease term if the purchase option has not already been exercised. In accordance with Accounting Standards Codification (ASC) 840-40, Sale-Leaseback Transactions, the transaction does not qualify as a sale-leaseback. In accordance with ASC 210-20, Offsetting, the Company’s investment in the revenue bond and the related interest income and the Company’s obligation under the lease and the related expense have been netted to zero.

As a result of this transaction, the Company is assessed property taxes based on the value of its leasehold interest in the LaGrange, GA, assets but not on the value of the fee simple interest in the assets. This results in a lower overall property tax assessment for the term of the lease.

In March 2018, the Company closed on a $40.0 million mortgage loan agreement collateralized by 34 of the Company’s stores. The maturity date of the loan is March 23, 2038. Interest payments are due monthly on a floating rate basis, primarily at LIBOR plus 2.25%. The LIBOR reset dates are stipulated to be the first business day after the monthly payment is due.

Stock Purchase Agreements

In April 2017, the Company agreed to purchase 48,013 shares in the stock of the Company (450 Class A and 47,563 Class B) from certain stockholders. The price per share was $612.00 for a total consideration of $29.4 million. The Company paid $4.2 million in cash and established notes for $25.2 million payable to the former stockholders over ten years at an interest rate of 2.78%. The shares were cancelled upon purchase.

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W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

As part of the April 2017 transaction, the Company entered into option agreements with another stockholder, whereby the Company has the right to buy from the stockholder’s estate and the stockholder’s estate has the right to sell to the Company certain B shares held by the stockholder’s estate subsequent to the stockholder’s death. The maximum number of shares would be 21,504 and the exercise price would be the lesser of the most recent per share appraised value and the per share amount equal to certain life insurance proceeds divided by the number of shares. The Company owns a life insurance policy on the life of the stockholder and is the sole beneficiary. The death benefit is $14,750,213 and thus this amount is the maximum consideration payable by the Company to the stockholder’s estate upon exercise of either option (see Note 13).

(10)	Deferred Compensation Agreements

The Company has deferred compensation agreements with certain executive officers and other employees that provide payments of benefits upon disability, retirement or death. Benefits are being accrued during the period of employment. The Company terminated most of these agreements during 2006 and paid vested benefits to the executives. The remaining benefits will be paid in future periods as those benefits vest based on continued service. The total deferred compensation liability for all agreements amounted to approximately $652,000 and $663,000 as of June 30, 2021 and 2020, respectively, and is included in other liabilities. Payments under deferred compensation agreements were $30,000 and $26,250 for the years ended June 30, 2021 and 2020, respectively.

Separately, during the year, the Company established a non-qualified deferred compensation plan for highly compensated employees. Contributions to the plan comprise employee salary deferrals and Company matches and totaled approximately $206,000 and $87,000 for the years ended June 30, 2021 and 2020, respectively. The plan’s assets, which are held in Company-owned life insurance policies, amounted to approximately $325,000 and $80,000 as of June 30, 2021 and 2020, respectively, and are included in other assets. The deferred compensation liability for the plan amounted to approximately $340,000 and $90,000 as of June 30, 2021 and 2020, respectively, and is included in other liabilities.

(11)	Related Party Transactions

The Company has made premium advances on certain insurance policies and interest-bearing loans to related parties.

The Company has assigned split-dollar life insurance policies to several related parties. In exchange, the related parties have agreed to repay the premiums paid by the Company of approximately $6.0 million and $5.6 million as of June 30, 2021 and 2020, respectively, and these notes are included in other assets. Each time the Company pays insurance premiums on behalf of these related parties, an additional promissory note is created. These promissory notes accrue interest at the “applicable federal rate” published monthly by the Internal Revenue Service. The aggregate obligations for outstanding principal and accrued interest evidenced by these notes will be satisfied from the proceeds of the policies payable upon the death of the makers. The Company recognized approximately $196,000 and $179,000 in interest income related to the promissory notes for the years ended June 30, 2021 and 2020, respectively.

The Company has made loans to several related parties. The outstanding balances of approximately $428,000 and $590,000 are included in other assets as of June 30, 2021 and 2020, respectively. The Company owes $1.8 million to one of the related parties as of June 30, 2021, and this balance is included in accounts payable and accrued expenses.

21

W.S. BADCOCK CORPORATION

Notes to Financial Statements

June 30, 2021 and 2020

(12)	Commitments and Contingencies

Claims, Legal Proceedings and Environmental Remediation Costs

The Company is engaged in certain claims and legal actions arising in the ordinary course of business. The Company has potential exposure from state challenges of its methodology for recovering sales tax on charged-off accounts. The Company is in the process of closing an investigation into a potential environmental condition due to underground fuel storage leaks at a maintenance facility in Mulberry, FL.

For all claim, legal and environmental contingencies, the Company has accrued approximately $1,250,000 and $1,260,000 as of June 30, 2021 and 2020, respectively. The Company believes the ultimate disposition of all matters will not have a material adverse impact on the Company’s financial position, results of operations or liquidity. However, the amount of these liabilities could be affected by changes in facts or assumptions not currently known to management.

The Company has also been named as the defendant in various lawsuits in the normal course of operations. Management believes the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

(13)	Subsequent Events

The Company has evaluated subsequent events through August 31, 2021, the date of issuance of the financial statements, and has determined that the following event requires disclosure. During July 2021, the Company received $14,750,213 in life insurance proceeds upon the death of a stockholder and exercised its call option to purchase 21,504 B shares held by the stockholder’s estate (see Note 9). The shares were cancelled upon purchase.

22